AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST
                                       OF
                PIONEER GLOBAL CONSUMER PRODUCTS & SERVICES FUND


         The undersigned, being at least a majority of the Trustees of Pioneer Global Consumer Products & Services Fund, a Delaware business trust, acting pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust dated July 10, 2001 (the "Declaration"), do hereby amend the Declaration as follows, such amendment to become effective upon the filing of an amendment to the Trust's Certificate of Trust with the Secretary of State of the State of Delaware.

         Section 1 of Article 1 of the Declaration is hereby deleted and replaced with the following:

         Section 1. NAME: The name of the Trust created by this Declaration of Trust is "Pioneer Global Consumers Fund."


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IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of the date first written above.



         /S/ MARY K. BUSH
         Mary K. Bush, as Trustee and not individually



         /S/ JOHN F. COGAN, JR.
         John F. Cogan, Jr., as Trustee and not individually



         /S/ RICHARD H. EGDAHL
         Richard H. Egdahl, as Trustee and not individually



         /S/ DANIEL T. GERACI
         Daniel T. Geraci, as Trustee and not individually



         /S/ MARGARET B.W. GRAHAM
         Margaret B.W. Graham, as Trustee and not individually



         /S/ MARGUERITE A. PIRET
         Marguerite A. Piret, as Trustee and not individually



         /S/ STEPHEN K. WEST
         Stephen K. West, as Trustee and not individually



         /S/ JOHN WINTHROP
         John Winthrop, as Trustee and not individually